Exhibit 10.1

RETENTION AGREEMENT

This Agreement is between Beckman Coulter, Inc. (hereinafter “Beckman”) and William H. May, Vice President, General Counsel and Secretary (hereinafter “Employee”).

The Employee indicated in February 2004 to John P. Wareham, Chairman and Chief Executive Officer (hereinafter “CEO”) his desire to retire as of the end of 2004. After discussion with the Chairman/CEO and Board of Directors Organization and Compensation Committee, the CEO indicated to the Employee that the Board of Directors and the CEO strongly desire to have the Employee remain during the placement and transition of a new Chairman/CEO, January through July 31, 2005 (the “Transition Period”).

In consideration of Employee’s willingness to remain during the Transition Period, the parties agree to the following:

1.                    Employee shall continue to come to his office at Beckman during the Transition Period.

2.                    Employee will assist in the transition to a new General Counsel and provide support to the new General Counsel.

3.                    Employee will provide support and assistance to the new CEO and Chairman.

4.                    Employee will provide support and assistance to the Board of Directors.

5.                    Employee will not be at the office at Beckman from July 31, 2005 to year-end, but will be available on an as needed basis to assist regarding paragraphs 2, 3, and 4 above.

6.                    Beckman will pay Employee his regular salary through December 31, 2005.  Employee will receive and participate in all employee and officer benefits through December 31, 2005.

7.                    Employee will retire from Beckman on December 31, 2005.

8.                    Beckman will pay Employee a bonus for 2005 based on full year pay at target.  The Supplemental Pension Plan will be amended to include said 2005 bonus in the “final average earnings” for the Pension Plan calculations.

9.                    Employee will be eligible for the next stock option grant, or sooner at Company’s discretion, in an amount approximately equal to that received by Employee in the Company’s previous grant, or an equivalent value under any new or modified long-

term incentive plan in place at that time.  When options or equivalent is granted, the six-month vesting period will be waived.

10.              Beckman agrees to seek approval from the Organization and Compensation Committee of the Board the vesting of Employee’s outstanding restricted stock, which was part of Employee’s long-term compensation.

/s/ JOHN P. WAREHAM	/s/ WILLIAM H. MAY
John P. Wareham	William H. May
Chairman	Vice President, General Counsel and Secretary

/s/ SCOTT T. GARRETT	Dated: April 11, 2005
Scott T. Garrett
President and Chief Executive
Officer